[Letterhead of CCG Investor Relations & Strategic Communications]

December 22, 2009

Mr. Jason Shapiro, CFO
Iron Eagle Group
448 West 37th Street, Suite 9 G
New York, NY 10018

Re:  LETTER OF ENGAGEMENT
Commencement of Investor Relations

Dear Mr. Jason Shapiro,

We are delighted to commence a program of investor relations activities on behalf of Iron Eagle Group ("Company"). By separate cover and documentation we have submitted a strategic plan entitled, "Iron Eagle Group Investor Relations Strategic Plan," detailing our intended activities. The objective of such Program is to assist the Company in the execution of its investor relations strategy.

We propose that the official commencement date of our activities be January 1, 2010 subject to the signed acceptance of the terms outlined herein and on receipt of the agreed funds within three (3) days from the date of execution.

In this relationship, CCG Investor Relations ("CCG") agrees to comply fully with all securities regulations, industry guidelines and applicable laws. Additionally, our firm shall maintain the confidentiality of all Information (defined below) of Iron Eagle Group not cleared by the Company for public release.

Iron Eagle Group will disclose to CCG documents and information reasonably necessary for the performance of CCG's duties hereunder ("Information") and CCG undertakes from the start date of this agreement and for a continuous period of no less than twelve (12) months after the termination of this and all subsequent agreements ("the Confidentiality Period):

  (i) to treat the Information as strictly confidential; and

  (ii) not to disclose the Information to any third party; and

  (iii) to use the Information only in relation to work requested by Iron Eagle Group; and

   (iv) to use at least the same degree of care to avoid disclosure or use of Information as it employs with respect to its own proprietary information of life importance.

The obligations above shall not apply to the Information or part of the
Information:

    (v) which at the time of disclosure is already in the public domain or which after disclosure becomes lawfully part of the public domain; and/or

   (vi) which CCG can show was legally in its possession at the time of the disclosure by Iron Eagle Group; and/or

  (vii) if obtained from or through a third party which was in the possession of the Information lawfully and not in consequence of any breach of confidentiality owed by such third party to Iron Eagle Group; and/or

 (viii) is required to be disclosed pursuant to any applicable law, decree, regulation, rules or order of any competent authority and jurisdiction.

All Information delivered by Iron Eagle Group to CCG pursuant to this Agreement and/or any copy made by CCG shall be promptly returned by CCG to Iron Eagle Group upon request to do so and at the latest at the expiry of the Agreement.

Iron Eagle Group agrees to indemnify and hold harmless CCG, including its affiliates, shareholders, officers and employees (the "Indemnitees"), from and against any and all losses, claims, damages, expenses and/or liabilities which CCG may incur based upon information, representations, reports or data furnished by Iron Eagle Group with respect to itself, and which are approved by Iron Eagle Group for use by CCG. Such indemnification shall include, but not be limited to, expenses (including all attorney's fees), judgments, and amounts paid in settlement actually and reasonably incurred by CCG in connection with an action, suit or proceeding brought against CCG and/or its shareholders, officer or employees. CCG shall have sole control of the defense of any such Claims and all negotiations for the settlement, or compromise thereof. None of the Indemnities herein shall settle any Claims without the prior written notice to Iron Eagle Group of any such Claims and fully cooperate with Iron Eagle Group with respect to all matters relating to this agreement. If any action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to its costs and reasonable attorney's fees.

In consideration for such services CCG shall waive all cash fees for the initial period of January 1, 2010 through March 31, 2010. For the period commencing April 1, 2010 through June 30, 2010, CCG shall receive a discounted retainer of $5,500.00 per month upon invoice at the beginning of each month, plus approved out of pocket expenses. For the period commencing July 1, 2010 through December 31, 2010, CG shall receive a retainer of $8,000.00 per month plus approved out of pocket expenses. The monthly retainer is based on a $200 per hour blended billing rate. Monthly expenses incurred while engaging in investor relations activities on behalf of Iron Eagle Group shall be itemized and invoiced at the beginning of each month hereafter and are due within ten (10) days of receipt by Iron Eagle Group Commitments to vendors and others outside of CCG for the purchase of goods and services related to our carrying out the subject activities in excess of $300 will first be approved by Iron Eagle Group and billed directly. A more detailed description of potential out of pocket expenses including translation fees is outlined in the enclosed "Summary of Expense Reimbursement Policy."

As an incentive to the achievement of the highest sustainable value for the Company's securities, Iron Eagle Group shall sign and issue to CCG Investor Relations Partners LLC, no later than January 15, 2010 a warrant to purchase 0.725% of the Company's common stock or 145,000 of the Company's restricted common stock at a price of $1.00 per share based on 20,000,000 fully diluted shares at $1.00 per share post reverse merger and subject to adjustment up or down based on the final share count. The warrant shall have a term of five (5) years and include a "Cashless Exercise Provision", as well as "Piggy back Registration Rights" upon the filing with the Securities and Exchange Commission on Forms S-1, F-1 or any other such form as is available for such registration. In addition, Iron Eagle Group shall also issue CCG Investor Relations Partners LLC, 0.725% of the company's common stock, or 145,000 shares of the Company's stock based on 20,000,000 fully diluted shares and subject to adjustment up or down based on the final share count.

As a condition of this Agreement and in recognition of the fact that CCG's employees are an essential part of CCG's continued operation and success, Iron Eagle Group agrees that, if at any time, Iron Eagle Group desires to employ or offer employment to any current or former employee of CCG who provided services to Iron Eagle Group on behalf of CCG, this may be accomplished only by written agreement between CCG and Iron Eagle Group. As an essential term of any such written agreement, Iron Eagle Group agrees to pay a reasonable buy-out fee which Iron Eagle Group acknowledges shall amount to a minimum of 200% of the subject employee's annual salary. Failure to follow this procedure will constitute a breach of this Agreement. This provision shall remain in effect for one year after the subject employee last performs any services for Iron Eagle Group on behalf of CCG.

Should the terms outlined herein meet with your approval, please sign and enter the date as provided below. Retain a copy for your files and express an original to us. Upon execution we would also greatly appreciate your faxing us a copy of this document so that we have official notification of engagement as well as authority to proceed on your behalf with the Iron Eagle Group Investor Relations Program.

On behalf of the partners and entire staff at CCG, we wish to thank you for your confidence in us and retaining our firm. The account team looks forward to working with you now and in the future toward mutually beneficial goals.

This Agreement is entered into this date in Los Angeles, California and shall be governed by the laws of California.

Accepted for:
CCG Investor Relations, Inc.

/s/Crocker Coulson               December 22, 2009
-----------------------
Accepted for:

Iron Eagle Group

/s/Jason Shapiro, CFO